Exhibit 99.2

Keryx Biopharmaceuticals’ KRX-0401 (Perifosine) Data Selected
for Oral Presentation at the 50th Annual Meeting of the American
Society of Hematology

Paul Richardson, MD to present results from Phase 1/2 Clinical Trial of Perifosine in combination with Bortezomib (+/- dexamethasone) on
Tuesday, December 9, 2008 at 8:30am

NOVEMBER 10, 2008: NEW YORK - Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX) today announced that data from its Phase 1/2 clinical trial of KRX-0401 (perifosine) has been selected for oral presentation at the upcoming 50th Annual Meeting of the American Society of Hematology (ASH), to be held in San Francisco from December 5-9, 2008.

The study entitled "Phase I/II Results of a Multicenter Trial of Perifosine (KRX-0401) + Bortezomib in Patients with Relapsed or Relapsed / Refractory Multiple Myeloma Who Were Previously Relapsed from or Refractory to Bortezomib," will be presented on Tuesday, December 9th at 8:30 am PST by Paul Richardson, M.D., Clinical Director of the Jerome Lipper Multiple Myeloma Center at the Dana-Farber Cancer Institute in Boston, MA.

This abstract became available for viewing earlier today on the American Society of Hematology website (www.hematology.org). There were 76 patients enrolled on study at the time of abstract submission, of which 57 were evaluable for response and are reported on within the abstract. An updated analysis will be presented at the conference. As detailed in the abstract, an overall response rate of 40% was seen in evaluable patients. A similar level of activity was seen in the subset of patients who were bortezomib-refractory. In the study, overall response rate is defined to include all MRs, PRs and CRs.

Paul Richardson, MD commented, “The addition of perifosine to bortezomib, with or without dexamethasone, has proved generally well tolerated and  continues to demonstrate encouraging activity with an  impressive overall response rate and promising time to progression in these heavily pretreated, relapsed and refractory patients.”

In addition to the KRX-0401 abstract which was selected for oral presentation, four abstracts on KRX-0401 were accepted for poster presentation. All of the clinical data to be presented demonstrates the potential efficacy of KRX-0401, both as a single agent and in combination with other approved agents, in the treatment of patients with multiple myeloma and waldenstrom’s macroglobulinemia.

"We are encouraged by the safety and efficacy results obtained to date on the combination of KRX-0401 and bortezomib in relapsed and refractory multiple myeloma patients who were all previously treated with bortezomib," said Michael S. Weiss, Chairman and Chief Executive Officer of Keryx Biopharmaceuticals, Inc., who continued “we plan to further evaluate the potential efficacy of KRX-0401 as a treatment for multiple myeloma and related disorders and continue to explore the design of a phase 3 program in multiple myeloma.”

Summary of KRX-0401 Data Presentations

ORAL PRESENTATION: TUESDAY, DECEMBER 9th
Abstract 870
Title: Phase I/II Results of a Multicenter Trial of Perifosine (KRX-0401) + Bortezomib in Patients with Relapsed or Relapsed / Refractory Multiple Myeloma Who Were Previously Relapsed from or Refractory to Bortezomib

Session Name:	Novel Therapies for Myeloma and Related Disorders Session (7:00- 9:00 AM)
Presentation Time:	8:30am
Location:	Gateway Ballroom 103 - South

CLINICAL POSTER PRESENTATIONS:

SATURDAY, DECEMBER 6th
Abstract 1010
TITLE: Final Results of a Phase II Trial of the Novel Oral Akt Inhibitor Perifosine in Relapsed and/or Refractory Waldenstrom Macroglobulinemia (WM)

Session Name:	Biologic Therapies for NHL (Excluding Pre-clinical Models)
Presentation Time:	5:30 PM - 7:30 PM
Location:	Moscone Center, Hall A
Poster Board no.:	I-115

MONDAY, DECEMBER 8th
Abstract 3691
TITLE: Phase I Results of Perifosine (KRX-0401) in Combination with Lenalidomide and Dexamethasone in Patients with Relapsed or Refractory Multiple Myeloma (MM)

Session Name:	Myeloma - Therapy, excluding Transplantation Poster III
Presentation Time:	5:30 PM - 7:30 PM
Location:	Moscone Center, Hall A
Poster Board no.:	III-773

PRE-CLINICAL POSTER PRESENTATIONS:

MONDAY, DECEMBER 8th
Abstract 3663
TITLE: Combination of Nab-Rapamycin and Perifosine Induces Synergistic Cytotoxicity and Antitumor Activity Via Autophagy and Apoptosis in Multiple Myeloma (MM)

Session Name:	Myeloma - Pathophysiology / Preclinical Studies excluding Therapy Poster III
Presentation Time:	5:30 PM - 7:30 PM
Location:	Moscone Center, Hall A
Poster Board no.:	III-745

Abstract 1555
TITLE: Phenotypic and Functional Effects of Novel Akt Inhibitor
Perifosine on Immune System

Session Name:	Lymphocytes and Lymphocyte Activation Poster I
Presentation Time:	5:30 PM - 7:30 PM
Location:	Moscone Center, Hall A
Poster Board no.:	I-660

Copies of the above referenced abstracts can be viewed online through the ASH website, www.hematology.org.

KRX-0401 (Perifosine) Mechanism of Action and Profile

KRX-0401 (Perifosine) is a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt and a number of other key signal transduction pathways, including the JNK and MAPK pathways, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. The effects of perifosine on Akt are of particular interest because of the importance of this pathway in the development of most cancers, the evidence that it is often activated in tumors that are resistant to other forms of anticancer therapy, and the difficulty encountered thus far in the discovery of drugs that will inhibit this pathway without causing excessive toxicity. High levels of activated Akt (pAkt) are seen frequently in many types of cancer and have been correlated with poor prognosis in patients with soft-tissue sarcoma, gastric, hepatocellular, endometrial, prostate, renal cell, head and neck cancers and hematological malignancies, as well as glioblastoma. The majority of tumors expressing high levels of pAkt were high-grade, advanced stage or had other features associated with poor prognosis. High pAkt is often seen in tumors that are resistant to conventional cancer treatments, including radiotherapy, chemotherapy, endocrine therapy, and especially therapy with some of the newer biologicals.

To date, over 1,700 patients have been treated with KRX-0401 in trials conducted both in the United States and Europe. Its safety profile is distinctly different from that of most cytotoxic agents. It does not appear to cause myelosuppression (depression of the immune system that may lead to life threatening infections), thrombocytopenia (a decrease in platelets that may result in bleeding), skin rash, flu-like symptoms or alopecia (hair loss); all of these toxicities occur frequently with many of the currently available treatments for cancer. The main side effects of perifosine are nausea, vomiting, diarrhea and fatigue, but these are either mild or non-existent in lower doses that have induced tumor regression. Responses have been seen with both daily and weekly regimens. At the doses studied, the daily regimens were better tolerated.

In Phase 1/2 trials, KRX-0401 has induced tumor regressions and/or caused disease stabilization in a variety of tumor types. KRX-0401 has shown single agent partial responses in renal cell and hepatocellular carcinoma, soft tissue sarcoma, GIST tumors, mesothelioma, and carcinoma of the appendix. There is also evidence of activity in hematological malignancies, especially multiple myeloma. Disease stabilization, defined as time on treatment without progression for at least 6 months has been seen in 20 tumor types, including metastatic renal cell cancer, hepatocellular carcinoma, melanoma, carcinoid, prostate, head and neck, breast, and small cell lung cancer. Responding patients, including stable disease, have been treated for various durations up to more than three years.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris, Inc. (Nasdaq: AEZS; TSX: AEZ) in the United States, Canada and Mexico.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex is currently in Phase 2 clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also has an in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for KRX-0401, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete clinical trials for KRX-0401; our ability to meet anticipated development timelines for KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website and in the American Society of Hematology’s website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

SOURCE Keryx Biopharmaceuticals, Inc.